Exhibit 99.1

For immediate release

Media Contact:
Mike Knapp
Knowles Investor Relations
Phone: (630) 238-5236
Email: mike.knapp@knowles.com

Knowles Appoints Ye Jane Li To The Board of Directors

ITASCA, Ill., February 21, 2018 — Knowles Corporation (NYSE: KN), a market leader and global supplier of advanced micro-acoustic, audio processing, and precision device solutions, today announced the appointment of Ye Jane Li to the Board of Directors. Her appointment is effective February 21, 2018 and expands the Board to 10 directors, 9 of whom are independent.

Ms. Li is a strategic advisor to Diversis Capital, LLC, a private equity firm that invests in middle-market companies and has been in that role since 2013. She is also a director of Semtech Corporation since 2016. Ms. Li was the Chief Operating Officer for Huawei Enterprise USA, Inc. from 2012 to 2015. Before joining Huawei Enterprise USA, she served as General Manager for Huawei Symantec USA, Inc. Prior to that, she was a consultant to The Gores Group, a private equity firm focusing on the technology sector. Prior to the Gores Group, Ms. Li held senior executive roles with Eudyna Devices USA Inc., Fujitsu Compound Semiconductor Inc., Neophotonics Corporation, Novalux Inc. and a director role with Corning Incorporated.

Ms. Li received her Bachelor of Arts and Master of Science degrees in Telecommunications and Electronics Engineering from Zhejiang University and a Master’s in Communications and Development from Ohio University.

“We are delighted to welcome Jane to Knowles’ Board of Directors. She has extensive experience in the technology businesses and developing IOT markets and unique insights into international and rapid growth markets which are valuable additions to Knowles” commented Jean Pierre Ergas, Chairman of the Board of Knowles.

Ms. Li has been appointed to serve on the Audit Committee and the Governance and Nominating Committee of Knowles’ Board of Directors.

About Knowles:

Knowles Corporation (NYSE: KN) is a market leader and global supplier of advanced micro-acoustic, audio processing, and precision device solutions, serving the mobile consumer electronics, communications, medical, military, aerospace, and industrial markets. Knowles uses its leading position in MEMS (micro-electro-mechanical systems) microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience in smartphones, tablets, and wearables. Knowles is also the leader in acoustics components used in hearing aids and has a strong position in high-end oscillators (timing devices) and capacitors. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, rigorous testing and global scale, enables it to deliver innovative solutions that optimize the user experience. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 12 countries. For more information, visit knowles.com.

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